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                                  Exhibit 12

                               MOBIL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In millions, except for ratio amount)
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                                             Year Ended December 31,
                                    ---------------------------------------
                                      1992    1993    1994    1995     1996
                                    ------  ------   ------  ------   ------
Income Before Change in
  Accounting Principle(s) ........  $1,308  $2,084   $1,759  $2,376   $2,964
Add:
  Income taxes ...................   1,567   1,931    1,919   2,015    3,147
  Portion of rents representative
    of interest factor ...........     319     339      340     368      376
  Interest and amortization
    of debt discount expense .....     612     529(a)   461     467      455
  Earnings (greater) less
    than dividends from
    equity affiliates ............      36     265      (40)    (51)     153
                                    ------  ------   ------  ------   ------
Income as Adjusted ...............  $3,842  $5,148   $4,439  $5,175   $7,095
                                    ======  ======   ======  ======   ======

Fixed Charges:
  Interest and amortization
    of debt discount expense .....  $  612  $  529(a) $ 461     467   $  455
  Capitalized interest ...........      42      42       37      47       78
  Portion of rents representative
    of interest factor ...........     319     339      340     368      376
                                    ------  ------    -----  ------   ------
Total Fixed Charges ..............  $  973  $  910    $ 838  $  882   $  909
                                    ======  ======    =====  ======   ======

Ratio of Earnings to Fixed Charges     3.9     5.7(a)   5.3     5.9      7.8
                                    ------  ------   ------  ------   ------



For the years ended December 31, 1992, 1993, 1994, 1995 and 1996, Fixed Charges exclude $37 million, $31 million, $37 million, $28 million and $24 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.

(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

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Mobil                                   - 29 -